UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2011

INTRICON CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (651) 636-9770

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Second Extension Agreement for Arden Hills Facility Lease

On October 31, 2011, the Company’s subsidiary entered into a Second Extension Agreement dated as of October 20, 2011 to the Amended and Restated Office/Warehouse Lease with Arden Partners I, L.L.P., the landlord of the Company’s facility in Arden Hills, Minnesota. The Second Extension Agreement provides for:

•	a two year extension of the term of the Arden Hills lease to October 31, 2013;

•	an annual base rent of $372,090; and

•	one option to renew the lease for a period of three years at an annual base rent equal to the fair market rental for the facility as of the start of the option term (as determined by the parties), but in no event less than the then current annual base rent.

The subsidiary is also responsible for the payment of real estate taxes and operating expenses under the lease. The total base rent, real estate taxes and operating expenses under the lease are expected to be approximately $481,000 per year during the two year extension.  Mr. Gorder, the Company’s president, chief executive officer and a director, is a general partner (with a one-third interest) of Arden Partners. The Second Extension Agreement was approved by the Audit Committee of the Board of Directors.

The foregoing description of the Second Extension Agreement is qualified in its entirety by reference to the complete text of the Second Extension Agreement, a copy of which is expected to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRICON CORPORATION

By:	/s/ Scott Longval
Name:	Scott Longval
Title:	Chief Financial Officer

Date:  November 4, 2011

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